EXHIBIT 99.1

Applied Industrial Technologies Reports
Record Sales and Earnings for Fiscal 2013

CLEVELAND, OHIO (August 14, 2013) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2013 year ended June 30, 2013.

Fiscal 2013 full-year sales were a record $2.46 billion, up 3.7% from fiscal 2012 sales of $2.38 billion. Net income for the year increased to a record $118.1 million, or $2.78 per share, compared with $108.8 million, or $2.54 per share, in fiscal 2012.

Net sales for the fourth quarter were $640.5 million, up 3.3% from $620.0 million for the comparable period a year ago. Net income for the quarter was $32.3 million, or $0.76 per share, compared with last year's fourth quarter net income of $32.0 million, or $0.75 per share.

Commenting on the results, Applied's Chief Executive Officer Neil A. Schrimsher said, “We marked the Company's 90th year of strength in distribution with a record performance in fiscal 2013. Despite some macroeconomic headwinds that moderated sales growth for most of the year, our consistent operating discipline enabled us to translate 3.7% sales growth into a 9.4% increase in earnings per share and a 7.2% operating margin, up from 7.1% last year. Shareholders' equity increased 13.0% to $759.6 million compared with $672.1 million at the prior year's end.

“We achieved solid operating margin results, while devoting significant resources to the implementation of our new ERP system. We are continuing with the phased deployment across our U.S. service center network and will be fully operational in the United States by the end of fiscal 2014. As locations move to our common platform, we are enhancing customer service capabilities and enabling continuous operational improvements for years to come.

“We enter fiscal 2014 with a strong foundation, a debt-free balance sheet, and a focused strategic plan for accelerated growth and profitability. While we are proud of our past and recent accomplishments, we are confident that we can and will do even better - driving the right actions and making the appropriate investments to further improve our performance. Our leadership team and dedicated associates are committed to realizing our full potential through activities that expand our value-add, extend our reach, and enhance our capabilities to serve our customers and generate shareholder value.

“Moving into fiscal 2014, we remain optimistic about the general industrial economy for the balance of 2013 and anticipate further economic improvements throughout calendar 2014. For fiscal 2014, we are forecasting a sales increase of 4% to 6% and earnings per share in the range of $2.90 to $3.15 per share.”

At June 30, 2013, the Company had remaining authorization to purchase 1,141,500 additional shares.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on
August 14. The call will be conducted by CEO Neil A. Schrimsher and CFO Mark O. Eisele. To join the call, dial 1-800-927-0469 or 1-847-944-7323 (for International callers) prior to the scheduled start using passcode 35272715. A live audio webcast can be accessed online at www.applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 35272715.

With more than 500 facilities and 5,000 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “will,” “anticipate,” “forecast” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Sales	$640,481	$620,013	$2,462,171	$2,375,445
Cost of sales	459,371	447,327	1,779,209	1,720,973
Gross Profit	181,110	172,686	682,962	654,472
Selling, distribution and administrative,
including depreciation	133,075	122,912	506,563	486,077
Operating Income	48,035	49,774	176,399	168,395
Interest expense (income), net	18	(120)	165	(9)
Other (income) expense, net	482	755	(1,431)	1,578
Income Before Income Taxes	47,535	49,139	177,665	166,826
Income Tax Expense	15,263	17,095	59,516	58,047
Net Income	$32,272	$32,044	$118,149	$108,779
Net Income Per Share - Basic	$0.77	$0.76	$2.81	$2.58
Net Income Per Share - Diluted	$0.76	$0.75	$2.78	$2.54
Average Shares Outstanding - Basic	42,125	42,084	42,060	42,139
Average Shares Outstanding - Diluted	42,608	42,699	42,542	42,823

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

During the June 30, 2013 quarter, the Company realized LIFO layer liquidation benefits of $6.3 million from certain inventory quantity levels decreasing. Additional scrap expense of $3.0 million above our normal scrap rate was also recorded in the June 30, 2013 quarter.

During the June 30, 2012 quarter, the Company realized LIFO layer liquidation benefits of $3.4 million from certain inventory quantity levels decreasing.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	June 30,
	2013	2012

Assets
Cash and cash equivalents	$73,164	$78,442
Accounts receivable, net of allowances of $7,737 and $8,332	329,880	307,043
Inventories	281,417	228,506
Other current assets	52,819	51,771
Total current assets	737,280	665,762
Property, net	83,243	83,103
Goodwill	106,849	83,080
Intangibles, net	91,267	84,840
Other assets	40,067	45,398
Total Assets	$1,058,706	$962,183

Liabilities
Accounts payable	$136,575	$120,890
Other accrued liabilities	109,325	109,279
Total current liabilities	245,900	230,169
Other liabilities	53,191	59,883
Total Liabilities	299,091	290,052
Shareholders' Equity	759,615	672,131
Total Liabilities and Shareholders' Equity	$1,058,706	$962,183

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended
	June 30,
	2013	2012

Cash Flows from Operating Activities
Net income	$118,149	$108,779
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	12,501	11,236
Amortization of intangibles	13,233	11,465
Amortization of stock options and appreciation rights	2,317	2,058
Gain on sale of property	(321)	(627)
Other share-based compensation expense	3,685	4,592
Changes in operating assets and liabilities, net of acquisitions	(49,203)	(60,935)
Other, net	11,036	13,854
Net Cash provided by Operating Activities	111,397	90,422
Cash Flows from Investing Activities
Property purchases	(12,214)	(26,021)
Proceeds from property sales	979	1,258
Net cash paid for acquisition of businesses, net of cash acquired	(67,590)	(14,671)
Net Cash used in Investing Activities	(78,825)	(39,434)
Cash Flows from Financing Activities
Purchase of treasury shares	(53)	(31,032)
Dividends paid	(37,194)	(33,800)
Excess tax benefits from share-based compensation	2,566	3,695
Acquisition holdback payments	(3,843)
Exercise of stock options and appreciation rights	499	321
Net Cash provided by (used in) Financing Activities	(38,025)	(60,816)
Effect of Exchange Rate Changes on Cash	175	(2,822)
Decrease in Cash and Cash Equivalents	(5,278)	(12,650)
Cash and Cash Equivalents at Beginning of Year	78,442	91,092
Cash and Cash Equivalents at End of Year	$73,164	$78,442